UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                           --------------------------

       Date of Report (Date of earliest event reported): Month Date, Year
                           --------------------------



                             MARCONI CORPORATION PLC

             (Exact name of registrant as specified in its charter)

                           --------------------------



      England and Wales                 33-12430                    xxx
 ----------------------------   ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


       New Century Park, PO Box 53,
       Coventry, CV3 1HJ

       ----------------------------------------          ----------
       (Address of principal executive offices)          (Zip Code)


               Registrant's telephone number, including area code:


               ---------------------------------------------------
          (Former name or former address, if changed since last report)



 ==============================================================================

Item No. 12     Press release dated 15 July, 2004 - Trading Update

The attached press release filed with the London Stock Exchange this morning, July 15, 2004, contains references to certain adjusted U.K. GAAP measures. As we are an English company and we prepare our consolidated statutory financial statements under U.K. GAAP, we evaluate our performance using U.K. GAAP measures.

We use adjusted gross margin and operating cashflow before exceptional items
(as defined under U.K. GAAP) as measures for our gross margin and operating cashflow as they eliminate material one-off items and are more representative of the underlying performance of the business at the period end.

An explanation of the adjusted U.K. GAAP measures and a comparison with the unadjusted U.K. GAAP measures will be provided in our Interim results announcement that will be filed with the London Stock Exchange on August 9, 2004 and in our Form 10-Q that will be filed with the SEC on the same day.

                                                                Press enquiries:
                   David Beck, tel: 0207 306 1490; email: david.beck@marconi.com

                                                             Investor enquiries:
             Heather Green, tel: 0207 306 1735; email: heather.green@marconi.com



                            Marconi Corporation plc

                           1st Quarter Trading Update
                    for the three months ended 30 June 2004

 - Sales from continuing operations slightly better than expected at GBP339 million

   - Seasonally lower spending by a number of major customers causes reduction in sales from GBP378 million in previous quarter
   - Market stability confirmed by modest sales growth at constant currency compared to first quarter of previous financial year, up 4%
   - Full year sales guidance reiterated; low single digit growth at constant currency in ongoing operations (continuing operations excluding OPP)

 - Continued customer endorsement of next generation technology
   - Major new optical frame contract signed with Telstra (Australia)
   - Marconi SoftSwitches accepted into Kingston (UK) next generation network
   - First delivery of Access Hub to BT; live next generation voice trial combining SoftSwitch and Access Hub to commence from October 2004 in support of BT's network transformation plans

 - Adjusted gross margin (before exceptional items) impacted by sequential lower volumes and business mix; at lower end of guided range (30 to 32 per cent); gross margin improvement plans remain on track
 - Further quarter of positive operating cash flow (before exceptional items)
 - Outside Plant & Power disposal announced; completion expected before end September 2004

   - $375 million cash proceeds to fund further pay down of Senior Notes
   - Pro forma net cash balance GBP376 million (reflecting cash proceeds of disposal before tax and transaction costs)

London - 15 July 2004 - Marconi Corporation plc (LSE: MONI; NASDAQ: MRCIY) today provided a trading update for the first quarter ended 30 June 2004.

Mike Parton, Chief Executive, said: "We continue to focus on our operational objectives; market share gains through next generation technology wins, gross margin and operating cash and have delivered a first quarter performance in line with our previous guidance.

"We have completed our disposal of non-core businesses with the announced sale of OPP. We are now a focused telecommunication equipment and services business with a strong balance sheet. The return to modest year on year sales growth reinforces our full year guidance and strengthens our confidence in our medium term prospects."

Preliminary Results Q1 FY05 - 9 August 2004

We will announce our quarter results for the three months ended 30 June 2004 on 9 August 2004 and will host a conference call for analysts and investors at 3pm on that date. Full details will be issued shortly. Consequently, we will not host a conference call in connection with this trading update. Analyst and investor enquiries should be directed to Heather Green, EVP Investor Relations.

Basis of Preparation

The financial information in this trading update is unaudited and has been prepared in accordance with UK accounting policies set out in Marconi Corporation plc's 2004 Annual Report and Accounts.

The following table sets out the US Dollar/Sterling and Euro/Sterling exchange rates used in preparing our financial information:


                                       Q1 FY'05         Q4 FY'04        Q1 FY'04
US Dollar:
Year to Date Average                    1.8066          1.7023          1.6288
Period End                              1.8135          1.8379          1.6502

Euro:
Year to Date Average                    1.4904          1.4435          1.4206
Period End                              1.4906          1.4956          1.4370


Following the recently announced agreement to dispose of our Outside Plant and Power (OPP) business, this unit will continue to be accounted for as a continuing operation, under UK GAAP, until such time as the sale receives regulatory approval, expected during the second quarter of the financial year. In these results, we refer to ongoing operations, being our continuing operations less OPP.

Trading Update

Sales

Sales from continuing operations amounted to GBP339 million. Compared to the first quarter of the previous financial year, this represents a 1 per cent decrease on a reported basis (GBP342 million) or an increase of 4 per cent at constant currency (GBP327 million based on Q1 FY05 average exchange rates).

The 10 per cent sequential decline in sales from continuing operations compared to the fourth quarter of the previous year (GBP378 million) reflects the typical seasonal trend at the beginning of the financial year.

Group sales were GBP339 million compared to GBP394 million recorded in the fourth quarter last year. This decline included the impact of the disposal of our North American Access business completed on 20 February 2004 (now accounted for as a Discontinued Operation).

Sales by Product Area

In light of the OPP disposal, we have simplified our analysis of sales by product area. In the table below, Access Networks reflects the combination of Access Networks and sales from our payphones businesses previously reported as Other Network Equipment.



in GBPm                                             3 months ended

                                    30.06.04         31.03.04         30.06.03
Optical Networks                          77               84               85
Access Networks                           60               83               56
BBRS Equipment                            24               34               28
                                       -------          -------          -------
Network Equipment                        161              201              169

IC&M                                      48               44               43
VAS                                       66               72               64
BBRS Services                             14               12               15
                                       -------          -------          -------
Network Services                         128              128              122
                                       -------          -------          -------
Ongoing Operations                       289              329              291
OPP Equipment and Services                50               49               51
                                       -------          -------          -------
Continuing Operations                    339              378              342
Discontinued Operations                    -               16               25
                                       -------          -------          -------
Group                                    339              394              367
                                       =======          =======          =======

Sales by Geographic Destination

in GBPm                                          3 months ended

                                  30.06.04          31.03.04          30.06.03

EMEA                                   224               253               220
North America                           38                47                38
CALA                                     9                 4                 6
APAC                                    18                25                27
                                     -------           -------           -------
Ongoing Operations                     289               329               291
OPP                                     50                49                51
                                     -------           -------           -------
Continuing Operations                  339               378               342
Discontinued Operations                  -                16                25
                                     -------           -------           -------
Group                                  339               394               367
                                     =======           =======           =======

The main trends impacting sales from ongoing operations during the first quarter were as follows:

Optical Networks

  - We continue to observe steady demand for optical products across Europe, confirming our view that the European optical market has stabilised; sales in our major European markets were relatively stable compared to the previous quarter; in Italy, an increase in sales to Telecom Italia particularly resulting from the roll-out of our new optical switch, the MSH2K, was offset by reduced demand from Omnitel following completion of next generation MSH64c and MSH2K rollouts during the fourth quarter.

  - We are also seeing some early signs that stability may be returning in CALA, where sales of optical equipment increased during the quarter mainly as a result of distributor sales through Ericsson, particularly in Mexico.

  - The vast majority of the sequential decline in Optical Network sales arose in APAC; there was a marked reduction in sales to China as we completed deliveries to China Unicom during the previous quarter and have since experienced delays in new orders from this customer; similarly contract completions during the fourth quarter with Power Grid and HFCL led to a reduction in sales in India.

  - In Australia, we are entering a phase of conformance testing and network homologation under our recently announced optical frame contract with Telstra. We expect to record the first orders from this contract during the second half for delivery towards the end of the financial year.

  - A peak in trading under our ultra broadband network contract with BT during the first quarter of the previous year was the major factor contributing to the year on year sales decline.

Access Networks

  - Fixed Wireless Access accounted for approximately 32 per cent of first quarter Access Network sales (Q4 FY04 29 per cent) and Broadband Access (Access Hub and SoftSwitch) approximately 16 per cent (Q4 FY04 22 per cent). The balance related to Other Access and included sales of voice systems, other narrowband access equipment and payphones/multi-media interactive systems.

  - Over 50 per cent of the overall decline in sales compared to the previous quarter was triggered in Italy; the typical seasonal reduction in demand for broadband access deployment in the early stages of the financial year was further exacerbated by the exceptionally strong fourth quarter performance when Telecom Italia had significantly accelerated their deployment schedule.

  - In the UK, Access Network sales were down as we recorded a lower level of sales of narrowband equipment and services to BT. We made our first Access Hub delivery to BT at the end of the quarter, recording initial sales of less than GBP1 million during the period. We anticipate that BT will continue to reduce spend on legacy equipment but expect to replace and exceed this lost revenue as BT moves forward with its broadband access roll-out and 21st Century Network project and we ramp up Access Hub deliveries accordingly over the life of our frame contract. Initially, BT is deploying our Access Hub as a DSLAM device. During the quarter, we announced that we will be commencing live trials of our SoftSwitch and Access Hub operating as a multi-service access node from October 2004 in support of BT's PSTN transformation plans. In addition, in June 2004, we announced that Kingston (UK) had accepted eight of our SoftSwitches into their next generation network and we have recorded the corresponding revenues during the quarter.

  - In line with the typical seasonal trend in our German business, we recorded a sequential decrease in sales to Vodafone at the start of our largest German customer's financial year. This was partially offset however by an increase in sales to other German mobile operators as they stepped up 3G network roll-outs. In addition, we recorded an increase in sales of Access network management systems to Deutsche Telekom to support their network deployments.

  - Sales of payphones and multi-media interactive systems were stable quarter on quarter.

Broadband Routing and Switching - Equipment and Services

  - The reduction in sales of BBRS equipment and services was in line with the typical seasonality observed in this business which is influenced by the seasonal purchasing patterns of the US Federal Government, which now accounts for just over half of total BBRS sales.

  - During the period, we completed deliveries of the BXR-48000 multi service switch router under the US$33 million order awarded by the US Federal Government during the previous quarter.

  - Weaker seasonal demand was further compounded by adverse US dollar/ sterling translation effect, which reduced reported sales by GBP2 million (based on the quarterly year to date average exchange rates - see table on page 2).

 Services

  - The sequential increase in sales of Installation, Commissioning and Maintenance services mainly reflects increased installation and commissioning activities to support 3G network roll-outs at O2 and E-Plus and SoftSwitch deployment at Kingston.

  - The offsetting decline in Value-Added Services was driven by two main factors: i) the non recurrence of the previously reported wireless software sale during the fourth quarter and ii) a decrease in sales to Saudi Telecom as our network planning and consultancy contract was completed in the previous financial year.

BT accounted for 26 per cent of sales from ongoing operations (Q4 FY04 25 per cent).

Book-to-Bill - Ongoing Operations

Book to Bill for Network Equipment (excluding OPP) stood at 0.97, up from 0.94 in the previous quarter. Book to Bill for Network Services (excluding OPP) remained stable quarter on quarter at 0.83. During the quarter, we announced the renewal of our cable services contract with BT, estimated by the operator to be valued at around GBP360 million over 4 years. This is not reflected in the book to bill during the quarter. In line with our accounting policies, we will book the value of this frame contract over its life, as we receive firm call off orders from the customer.

Sales Outlook

Management confirms its expectation for low single digit sales growth from ongoing operations during the current financial year ending 31 March 2005 as compared to the financial year ended 31 March 2004 (on a constant currency basis).

Operational Performance

Based on preliminary management information, Group adjusted gross margin (before exceptional items) came in at the lower end of our guidance range of 30 to 32 per cent.

Lower production volumes combined with business mix during the period were the main factors behind the sequential reduction from approximately 33.5 per cent in the fourth quarter of the previous year (including the impact of the previously announced cost reclassification effective from 1 April 2004).

In addition to the expected causes of adverse business mix relating to lower sales of high margin BBRS equipment and the non-recurrence of the wireless software licence sale, we also recorded higher than expected sales of OPP equipment and factored products in Germany, which carry margins lower than the Group average. Furthermore during the period, sales of Network Services, which, generate lower gross margins than Network Equipment represented a higher proportion of sales from continuing operations (38 per cent) compared to the previous quarter (34 per cent).

This data remains subject to further management review. We will disclose full details of gross margin, operating costs, exceptional items (relating mainly to the final stages of our operational restructuring process) and overall operating result in our preliminary Q1 results announcement on 9 August.

Cash flow, Cash and Debt

At 30 June 2004, we had a net cash balance of GBP188 million compared to GBP214 million at 31 March 2004.

The following table sets out the composition of the Group's net cash balances at these dates:



In GBPm                                               30.06.04         31.03.04
US$-denominated Senior Notes                            (245)            (265)
US$-denominated Junior Notes                               -                -
Other bilateral and bank debt                            (40)             (40)
                                                    ----------       ----------
Gross financial indebtedness                            (285)            (305)
Cash and liquid resources                                473              519
                                                    ----------       ----------
Net Cash                                                 188              214
                                                    ==========       ==========

On a pro forma basis reflecting the announced disposal of OPP, our net cash position at 30 June 2004 was approximately GBP376 million (before tax and transaction costs).

We achieved a further quarter of positive operating cash flow (before exceptional items). This, however, was more than offset by cash outflows mainly relating to i) exceptional redundancy and onerous lease payments, ii) the settlement of the previously disclosed Telcordia lawsuits, where we made one lump-sum payment of $21 million (approximately GBP12 million) in full and final settlement, a revision from our preliminary agreement to pay $23.5 million over 3 years, iii) transaction costs relating to prior disposals and iv) interest and tax.

During the quarter, we reduced the principal amount outstanding of our US-dollar denominated Senior Notes by approximately GBP20 million to GBP245 million ($445 million). This reduction in principal amount resulted from partial mandatory redemptions at 110 per cent of par value and market repurchases, partially offset by the impact of foreign exchange translation.

As previously announced, we will use the total cash proceeds from the disposal of OPP ($375 million or approximately GBP207 million) to fund a further mandatory redemption of the Senior Notes at 110 per cent of par value. This will reduce the Senior Notes outstanding to approximately $104 million (GBP57 million).

We will disclose full cash flow information in our preliminary Q1 results announcement.

Financial Calendar H1 FY05

The provisional timetable for Marconi's full UK and US GAAP quarterly results for the first half of FY05 is as follows:

Q1             9 August 2004
Q2             9 November 2004


ENDS/...

About Marconi Corporation plc

Marconi Corporation plc is a global telecommunications equipment, services and solutions company. The company's core business is the provision of innovative and reliable optical networks, broadband routing and switching and broadband access technologies and services. The company's customer base includes many of the world's largest telecommunications operators.

The company is listed on the London Stock Exchange under the symbol MONI and on Nasdaq under the symbol MRCIY.
Additional information about Marconi Corporation can be found at www.marconi.com.

Copyright (c) 2004 Marconi Corporation plc. All rights reserved. All brands or product names are trademarks of their respective holders.

This document contains certain statements that are not historical facts, including statements about Marconi's expectations and beliefs and statements with respect to its business plan and other objectives. Such statements are forward-looking statements. These statements typically contain words such as "intends", "expects", "anticipates", "estimates" and words of similar import. Undue reliance should not be placed on such statements, which are based on Marconi's current plans, estimates, projections and assumptions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances which may occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to future revenues being lower than expected; increasing competitive pressures within the industry; general economic conditions or conditions affecting the relevant industries, both domestically and internationally, being less favourable than expected. Marconi has identified some important factors that may cause such differences in the Company's Form 10-K annual report for year ended 31 March 2004 filed with the US Securities and Exchange Commission. Marconi disclaims any obligation to publicly update or revise these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MARCONI CORPORATION PLC



                                       By:     ____M Skelly____

                                       Name:   M Skelly
                                       Title:  Company Secretary


Date: July 15 2004